EXHIBIT 13
      PLAN OF DISTRIBUTION
OF
LIMITED TERM TAX-EXEMPT BOND FUND OF AMERICA
     WHEREAS, Limited Term Tax-Exempt Bond Fund of America (the "Fund") is a Massachusetts business trust which offers shares of beneficial interest.
     WHEREAS, American Funds Distributors, Inc. ("AFD") will serve as distributor of the shares of common stock of the Fund, and the Fund and AFD are parties to a principal underwriting agreement (the "Agreement");
     WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Fund to bear expenses of distribution of its shares, including reimbursement of AFD for certain of its expenses incurred in connection with the Fund;
     WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders:
     NOW, THEREFORE, the Fund adopts this Plan as follows:
     1. The Fund may expend pursuant to this Plan amounts not to exceed .30 of 1% of the average net assets of the Fund per annum.
     2. Subject to the limit in paragraph 1, the Fund shall pay, or reimburse AFD for, amounts to finance any activity which is primarily intended to result in the sale of shares of the Fund provided that the Board of Trustees of the Fund shall have approved categories of expenses for which payment or reimbursement shall be made pursuant to this paragraph 2.
     3. This Plan shall not take effect until it has been approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940 (the "1940 Act")) and by the Board of Trustees as provided in paragraph 4.
     4. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board of Trustees of the Fund and (ii) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.
     5. At least quarterly, the Board of Trustees shall be provided by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
     6. This Plan may be terminated as to the Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until September 30, 1994. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.
     7.  Any agreement related to this Plan shall be in writing, and shall provide:
          A. that such agreement may be terminated as to the Fund at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and
          B. that such agreement shall terminate automatically in the event of its assignment.
     8. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Fund unless such amendment is approved by the voting securities of the Fund in the manner provided in paragraph 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 4 hereof.
     9. While this Plan is in effect, the selection and nomination of Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) shall be committed to the discretion of the Trustees who are not interested persons.
     10. If the Fund shall at any time issue shares in more than one series, this Plan may be adopted, amended, continued or renewed with respect to a series as provided herein notwithstanding such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.
     11. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.
     IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of October 1, 1993.
                    LIMITED TERM TAX-EXEMPT BOND FUND OF AMERICA
                    By /s/ Paul G. Haaga, Jr.
                      Paul G. Haaga, Jr., Chairman
                    By /s/ Julie F. Williams
                      Julie F. Williams, Secretary